RAND CAPITAL CORPORATION

BUSINESS ETHICS POLICY

As approved by the Audit Committee on March 17, 2004.

Purpose

This policy applies to the directors, officers, and employees (“personnel”) of Rand Capital Corporation and its subsidiaries (“the Corporation”) as a general statement of the Corporation’s expectations regarding the ethical standards that each director and officer should adhere to while acting on behalf of the Corporation. Each director and officer is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing a Compliance Certificate in the form that appears at the end of this Code.

The Corporation’s Board of Directors, based on determinations made by a majority of directors who are not interested persons, is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Corporation, the business practices within the Corporation’s industry, the Corporation’s own business practices, and the prevailing ethical standards of the communities in which the Corporation operates. The Corporation’s Board of Directors will oversee the procedures designed to implement this Code. It is the individual responsibility of each director and officer of the Corporation to comply with this Code.

Accounting and Financial Reporting and Protection of Assets

The Corporation will comply with all laws and governmental regulations that are applicable to the Corporation’s activities, and expects that all directors, officers and employees acting on behalf of the Corporation will obey the law. Specifically, the Corporation is committed to:

  supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

  conducting its activities in full compliance with all applicable environmental laws;

  complying with all applicable state and federal securities laws.

All transactions, revenues, expenses, assets, and liabilities should be recorded accurately and in reasonable detail in the appropriate books, records, and accounts.   The books, records, and accounts of the Corporation should be maintained in a manner that will facilitate the timely preparation of required public disclosure documents that are accurate and complete, including financial statements that conform with generally acceptable accounting principles and other requirements, and supported by strong systems of internal controls and disclosure procedures. Corporate personnel should cooperate fully with independent auditors.

Directors, officers and employees are personally responsible for protecting those Corporate assets that are entrusted to them and for helping to protect the Corporation’s assets in general. Directors, officers and employees shall use the Corporation’s assets for the Corporation’s legitimate business purposes only.

Improper Pursuit of Personal Interest

Corporate personnel should not be diverted by personal interests in carrying out activities on behalf of the Corporation. In particular, no director, officer or employee shall:

  be consultant to, or a director, officer or employee of, or otherwise operate an outside business:

                               - that sells securities, products or services to the Corporation; or

                               - that purchases securities, products or services from the Corporation;

  have a direct interest in a portfolio company that might create a conflict of interest;

  seek or accept any personal loan or services from any portfolio company, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

  be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Corporation;

  accept any personal loan or guarantee of obligations from the Corporation, except to the extent such arrangements are legally permissible;

  conduct business on behalf of the Corporation with immediate family members, which includes spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

  use the Corporation’s property, information or position for personal gain.

Investment Committee

The Corporation will have an Investment Committee that will be responsible for reviewing and considering investment transactions in “Covered Securities”, as recommended by the officers of Rand.

Determination of Identity of Access Person. For the purpose of this policy, each officer of the Corporation, each director of the Corporation who is a member of the Investment Committee, and each other person who obtains information regarding recommendations concerning the purchase or sale of Covered Securities by the Corporation shall be deemed to be an Access Person.

Reports Required to be Made by Access Persons. Each Access Person shall be advised of the reports to the Corporation concerning Covered Securities required to be made under Rule 17j-1 of the SEC.

Confidentiality

Corporate personnel should maintain the confidentiality of non-public or “inside” information with respect to the Corporation, its customers, suppliers, or others obtained by them in the course of their Corporate activities, except as authorized by the party that supplied the information or as required by law, regulation, or rule.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Payments to Influence Others/Fair Dealing

The Corporation is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Corporation’s portfolio companies, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

  make materially false or misleading statements to portfolio companies or business partners;

  make materially false or misleading statements about portfolio companies to third parties;

  solicit or accept from any person that does business with the Corporation, or offer to extend to any such person,

                             - cash of any amount; or

                             - gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Corporation’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

  solicit or accept any fee, commission or other compensation for referring portfolio companies or business partners to third parties, or for referring third parties to portfolio companies or business partners; or

  take unfair advantage of the Corporation’s portfolio companies or business partners, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Political Contributions

No funds or assets of the Corporation may be used, directly or indirectly, for or in aid of any candidate for political office or for nomination to any such office, nor for any political party or committee.

Payments of Gifts to Public Officials

The Corporation prohibits any illegal payments to any government officials or political party representatives of any country.

Reporting Violations, Monitoring Compliance, Investigations, Disciplinary Action

The Corporation will monitor compliance with this Policy on an ongoing basis. The Corporation’s Audit Committee will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Directors, officers and employees shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Corporation’s Audit Committee. The Corporation will adopt policies to prevent any retaliation against a director, officer or employee who acts in good faith in reporting any such violation. Corporate personnel may, if they prefer, make such a report anonymously.

Advice with Respect to the Policy

Directors and officers, and employees should direct their questions to the Chief Executive Officer or the Chairman of the Audit Committee.

Waivers of Compliance

Waivers of compliance with this Policy will be granted only in unusual circumstances where good cause is clearly demonstrated. A request for a waiver must be presented in writing to the Chief Executive Officer and must specify the reasons why a waiver is considered to be appropriate. Waivers with respect to a director or executive officer may only be granted by the Audit Committee or the Board of Directors. Any waiver granted to a director or an executive officer must be disclosed to the Corporation’s stockholders.

Method of Communication

Written communications regarding this policy to the persons listed below should be sent to the corporate headquarters address:

                        Submitted Pursuant to Business Ethics Reporting Procedures

                        Rand Capital Corporation

                        2200 Rand Building

                        Buffalo, New York 14203

Telephone communications should be directed to the number listed below for the person.

Chief Executive Officer                               Allen F. Grum            (716) 853-0802

Chairman of the Audit Committee              Ross B. Kenzie         (716) 854-0347

COMPLIANCE CERTIFICATE

            I have read and understand the Corporation’s Code of Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or termination of my relationship with the Corporation.

            I certify to the Corporation that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: ____________________, 2004

                                                                        ___________________________________

                                                                        Name

                                                                        ___________________________________

                                                                        Title/Position

Check one of the following

___  A Statement of Exceptions is attached.

___  No Statement of Exceptions is attached.

RAND INVESTMENT COMMITTEE

PROCESS

(Applies to Rand Capital Parent Fund Investments Only)

The Investment Committee will act in accordance with the following guidelines.

a.

Prior to closing any investments, the Corporation will obtain a confirmation from the portfolio company that no Corporate directors or officers have an interest in the company.

b.

The Corporation’s executive officers will be authorized to make investments of up to $100,000 without seeking approval.

c.

The Investment Committee is authorized to approve or deny all investments submitted and will communicate its actions to the full board following the close of each investment action and as otherwise provided in this Code.

d.

The Investment Committee will consist of two directors, Willis S. McLeese and Reginald B. Newman, II and two officers, Allen Grum and Daniel Penberthy. The Investment Committee will review and approve all investments by the Corporation greater than $100,000.

e.

Absent special circumstances under which specific authorization is granted by a majority of the Board who are not interested persons, directors of the Corporation who are not members of the Investment Committee shall not, within 15 days immediately before or after any investment transaction, be advised of any purchase or sale of Covered Securities by the Corporation, or of the consideration of any purchase or sale of any Covered Security.

f.

Investment Committee members McLeese, Newman, Grum and Penberthy will be considered Access Persons and will be required to submit personal securities reports to the Corporation as required by Rule 17j-1 of the SEC.

g.

All Board members who are not members of the Investment Committee will not participate in consideration of investments in Covered Securities, nor have knowledge of investments in Covered Securities until 15 days after the investment transactions are completed and, therefore, will not be considered Access Persons.

Transactions in Covered Securities by Access Persons

Certain Definitions. As used in this section, the following terms shall have the following meanings:

1.

“Advisory Person” shall mean:

a.

any employee of the Corporation (or any company in a control relationship to the Corporation) who, in connection with his or her regular functions or duties, participates in, or obtains non public information regarding the purchase or sale of securities by the Corporation, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

b.

any natural person in a control relationship to the Corporation who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of a security.

2.

“Access Person” shall mean any director, officer or Advisory Person of the Corporation.

3.

“Covered Security” shall mean all securities other than

a.

direct obligations of the Government of the United States;

b.

bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

c.

open end investment companies registered under the Investment Company Act of 1940.

Required Prior Approval

Each Access Person must obtain the prior written approval of a majority of the directors of the Corporation who are not interested persons before directly or indirectly obtaining beneficial ownership of (a) any securities in an Initial Public Offering (IPO) or (b) any securities offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

Written Reports and Certifications by the Corporation

No less frequently than annually, the officers of the Corporation shall:

a.

furnish to the Board of Directors, and the Board of Directors will consider, a report that describes any issues that arise under Section “Transactions in Covered Securities by Access Persons” of this Code or related procedures since the last such report to the Board, including, but not limited to, information about material violations of Section “Transactions in Covered Securities by Access Persons” or related procedures and sanctions imposed in response to material violations, and

b.

certify that the Corporation has adopted procedures reasonably necessary to prevent Access persons from violating “Transactions in Covered Securities by Access Persons” of the Code.

c.

the Secretary of the Corporation shall maintain copies of any such report in the permanent records of the Corporation, and of such other matters as are required by Rule 17j-1 of the SEC.